==============================================================================




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                          ----------------------------

                                    FORM 8-K
                          -----------------------------


                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                FEBRUARY 24, 2003
                ------------------------------------------------
                Date of report (Date of earliest event reported)




                                  DELIA*S CORP.
             (Exact name of registrant as specified in its charter)


                   DELAWARE                           0-25347                         13-3963754
---------------------------------------------- ------------------------ ---------------------------------------
(State or other jurisdiction of incorporation) (Commission File Number) (I.R.S. Employer Identification Number)


             435 HUDSON STREET, NEW YORK, NEW YORK        10014
            ----------------------------------------   ----------
            (Address of principal executive offices)   (Zip Code)



      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE  (212) 807-9060
      --------------------------------------------------  --------------



          ------------------------------------------------------------
          Former name or former address, if changed since last report)



==============================================================================

ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE.

      On February 24, 2003, dELiA*s Corp. ("dELiA*s" or the "Company") announced that it entered into an agreement with JLP Daisy LLC, a Schottenstein Stores Corporation affiliate, to license the dELiA*s brand on an exclusive basis for wholesale distribution in certain categories of products, including apparel, home furnishings, cosmetics and accessories. Group 3 Design Corp. has been retained to manage these dELiA*s-branded licensing activities, which will focus on the distribution of dELiA*s products primarily in mid- and upper-tier department stores. JLP Daisy has advanced the Company $16.5 million in cash against future royalties generated from the licensing venture. Once JLP Daisy recoups its advance plus a preferred return, the Company will receive a majority of the royalty stream after brand management fees. A copy of the press release of the Company regarding this transaction is included herein as Exhibit 99.1.

      The initial term of the master license agreement is 10 years, which is subject to extension under specified circumstances. The master license agreement may be terminated early under certain circumstances, including at the option of the Company upon payment to JLP Daisy of an amount based upon royalties received from the sale of the licensed products. In addition, the Company granted to JLP Daisy a security interest in the dELiA*s trademarks, although the only event that would entitle JLP Daisy to exercise its rights with respect to these trademarks is a termination or rejection of the master license agreement in a bankruptcy proceeding. The master license agreement, which was entered into between dELiA*s Brand LLC, a single-purpose licensing entity newly formed and wholly owned by the Company, and JLP Daisy, is included herein as Exhibit 10.1. dELiA*s Brand LLC also licensed the dELiA*s trademarks back to the Company in connection with the Company's continued operation of its business. A copy of this license agreement is included herein as Exhibit 10.2.

      The Company previously had entered into a third amendment to its credit facility with Wells Fargo Retail Finance LLC to facilitate this transaction and continue its lending arrangement with Wells Fargo. In connection with this transaction, the Company also entered into a fourth amendment to its credit facility, which provided the Company with a temporary overadvance facility, and a fifth amendment, which provided Wells Fargo with additional cash collateral, lowered imposed reserve levels, reset the maximum credit available under the facility and provided that, unless otherwise amended or extended, the credit facility will terminate on April 15, 2003. Copies of these credit facility amendments are included herein as Exhibits 10.3, 10.4 and 10.5, respectively.

      In connection with the engagement of Group 3 Design as brand manager, Mary Gleason, Chief Executive Officer of Group 3 Design, received a warrant to purchase 50,000 shares of class A common stock of the Company.

      The agreements and press release included as exhibits hereto are incorporated by reference into this Item 5 and the foregoing description of these documents and the transactions contemplated thereby is qualified in its entirety by reference to these documents.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      The following exhibits are filed herewith:

      Exhibit 10.1 - Master License Agreement, dated February 24, 2003, by and between dELiA*s Brand LLC and JLP Daisy LLC.

      Exhibit 10.2 - License Agreement, dated February 24, 2003, by and between
                   dELiA*s Corp. and dELiA*s Brand LLC.

      Exhibit 10.3 - Third Amendment to Loan and Security Agreement, dated
                    December 18, 2002 and effective November 30, 2002, between Wells Fargo Retail Finance LLC, as lender, and dELiA*s Corp., as lead borrower and agent for the other borrowers named therein.

      Exhibit 10.4 - Fourth Amendment to Loan and Security Agreement, dated
                    February 10, 2003 and effective February 10, 2003, between Wells Fargo Retail Finance LLC, as lender, and dELiA*s Corp., as lead borrower and agent for the other borrowers named therein.

      Exhibit 10.5 - Fifth Amendment to Loan and Security Agreement, dated
                    February 24, 2003 and effective February 24, 2003, between Wells Fargo Retail Finance LLC, as lender, and dELiA*s Corp., as lead borrower and agent for the other borrowers named therein.

      Exhibit 99.1 - Press Release of dELiA*s Corp.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      dELiA*s Corp.



Date: February 26, 2003               By: /s/ Stephen I. Kahn
                                            Name:  Stephen I. Kahn
                                            Title: Chairman of the Board and
                                                     Chief Executive Officer

                                  EXHIBIT INDEX

Exhibit
Number      Description
-------     -----------

  10.1 Master License Agreement, dated February 24, 2003, by and between dELiA*s Brand LLC and JLP Daisy LLC.

  10.2 License Agreement, dated February 24, 2003, by and between dELiA*s Corp. and dELiA*s Brand LLC.

  10.3      Third Amendment to Loan and Security Agreement, dated December
            18, 2002 and effective November 30, 2002, between Wells Fargo Retail Finance LLC, as lender, and dELiA*s Corp., as lead borrower and agent for the other borrowers named therein.

  10.4      Fourth Amendment to Loan and Security Agreement, dated February
            10, 2003 and effective February 10, 2003, between Wells Fargo Retail Finance LLC, as lender, and dELiA*s Corp., as lead borrower and agent for the other borrowers named therein.

  10.5      Fifth Amendment to Loan and Security Agreement, dated February
            24, 2003 and effective February 24, 2003, between Wells Fargo Retail Finance LLC, as lender, and dELiA*s Corp., as lead borrower and agent for the other borrowers named therein.

  99.1      Press Release of dELiA*s Corp.